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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


This Agreement, dated as of September 8, 2000, is between Nextron
Communications, Inc. (the "Company"), and Robert E. James ("Executive"). Company and Executive agree to the following terms and conditions of employment.

1. Position and Responsibilities. Mr. James is employed by Company as the Chief Financial Officer and agrees to perform all services appropriate to that position, as well as such other services as may be assigned by Company. Executive shall devote his best efforts and full-time attention to the performance of his duties and shall not accept any other employment or engage in any other business, commercial, or professional activity that is or may be competitive with Company, that might create a conflict of interest with Company, or that otherwise might interfere with the business of Company or any affiliate. Executive may serve as a director or as a member of the advisory board of any Company provided that he complies with the restrictions set forth in Section 1 and Section 4.

2. Compensation and Benefits. Company shall pay Executive a base salary at the rate of One Hundred and Forty Thousand dollars ($140,000) per year. Executive will be eligible for an annual bonus of up to 50% of his base salary, paid quarterly based on the following criteria:

- Meeting or exceeding quarterly revenue goals: 33% of the eligible bonus

- Achieving specific management team goals: 33% of the eligible bonus

- Achieving personal objectives that improve the organization: 33% of the eligible bonus.

These goals will be set and reviewed quarterly by the Compensation Committee of the Board. Executive will be eligible for an annual review of this agreement no later than December 31 of each subsequent year of employment. Executive shall receive benefits from all present and future benefit plans set forth in Company's policies and generally made available to Executives (as these policies may be amended). Company may, in its sole discretion, adjust Executive's compensation and benefits provided under this Agreement.

3. Termination of Employment.

        (a) By Employer Not For Cause. Except as modified in section 3(c), below, at any time, Company may terminate Executive's employment for any reason, with or without cause, by providing ninety (90) days' advance written notice, and shall have the option, in its discretion, to terminate Executive's employment at any time prior to the end of such notice period, provided Company agrees to pay the Executive an amount equal to the base compensation plus benefits that the Executive would have earned for one (1) year after the termination of employment. Thereafter all of Company's obligations under this Agreement shall cease. In the event that Company exercises its right to terminate


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Executive's employment upon notice under the terms of this subsection, Executive shall be immediately entitled to exercise fifty percent (50%) of any stock options granted by Company that had not previously vested. If the stock of Company or any parent Company is publicly traded, Executive's exercise of stock options subject to vesting under this subsection must be made within one hundred and eighty (180) days of the date upon which Executive was informed of Company's intent to terminate his employment. In the event Company's or a parent Company's stock is not publicly traded, Executive's exercise of stock options must be made within one hundred eighty (180) days of the date upon which Executive was informed of Company's intent to terminate his employment. In addition to the foregoing, upon acceleration of the of vesting the Company will make available to the Executive a three (3) year loan of an amount equal to the amount of money necessary for Executive to exercise all of his stock options together with such amounts needed to indemnify Employee from any tax liability related to such compensation for the tax year in question.

        (b) By Employer For Cause. Except as modified in section 3(c), below, at any time, Company may terminate Executive for Cause (as defined below). Company shall pay Executive all compensation then due; thereafter, all of Company's obligations under this Agreement shall cease. "Cause" shall include, but not be limited to:

                1. gross misconduct, gross failure to follow policies or procedures, material breach of this Agreement, and excessive absenteeism. Company shall provide at least one appropriate written warning of specific deficiencies and provide a reasonable period not to exceed thirty days for Executive to cure any such deficiencies.

                2. to the extent permitted by law, unavailability for work due to disability for more than ninety (90) days in any one (1) year period.

                3. Committing a felony, an act of fraud against or the willful misappropriation of property belonging to Company.

                4. Conviction in a court of competent jurisdiction of a felony or misdemeanor which adversely and materially affects the ability of the executive to perform his duties, obligations and responsibilities herein or the good name, goodwill or reputation of Company.

        (c) By Employer Following Change in Control. Notwithstanding the foregoing, in the event that Executive's employment is involuntarily terminated by Company, or any successor or assign of Company, for any reason, with or without cause (as defined above), following a Change in Control or the execution of a letter of intent that, by its terms, ultimately results in a Change in Control, as those terms are defined in the Company's 1999 Equity Incentive Plan, which is incorporated by reference herein, Executive shall be entitled to payment of an amount equal to one (1) year's base compensation plus benefits; thereafter, all obligations of Company, or any successor or assign of Company, under this Agreement shall cease. In the event that Executive's employment is terminated under the terms of this subsection, Executive shall be


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immediately entitled to exercise fifty percent (50%) stock options granted by
Company that had not previously vested. In the event the Company effecting the change in control or Company is publicly traded, any exercise of Executive's stock options subject to vesting under this subsection must be made within one hundred eighty (180) days of the date upon which Executive was informed by Company, or any successor or assign of Company, of its intent to terminate his employment, whether such termination is with or without notice. If the Company effecting the change in control or Company is not publicly traded, Executive may have up to one hundred eighty (180) days from the date upon which Executive was informed by Company, or any successor or assign of Company, of its intent to terminate his employment, to exercise his options subject to vesting under this subsection.

        (d) By Executive. At any time, Executive may terminate his employment for any reason, with or without cause, by providing Company ninety (90) days' advance written notice. Company shall have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of such notice period, provided Company pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period, not to exceed ninety (90) days; thereafter, all of Company's obligations under this Agreement shall cease.

        (e) Termination Obligations. Executive agrees that all property, including tangible Proprietary Information (as defined below), documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Executive related to his employment, belongs to Company and shall be returned promptly to Company upon termination. Executive's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

4. Proprietary Information. "Proprietary Information" is all information and any idea pertaining in any manner to the business of Company (or any affiliate), its employees, clients, consultants, or business associates, which was produced by any employee of Company for the Company in the course of his or her employment, or otherwise produced or acquired by or on behalf of Company. Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Information not generally known outside of Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Company and as is necessary to perform his job responsibilities under this Agreement. Following termination, Executive shall not use any Proprietary Information and shall not disclose any Confidential Information, except with the express written consent of Company. By way of illustration and not in limitation of the foregoing, following termination, Executive shall not use any Confidential Information to compete against Company or employ any of its Executives. Executive further agrees that for one (1) year


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following termination, he shall not solicit any customer or employee of the
Company. Executive's obligations under this Section shall survive the termination of his employment and the expiration of this Agreement.

5. Integration and Amendment. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. This Agreement may not be amended except by a writing signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

6. Interpretation. This Agreement shall be governed by and construed in accordance with the law of the State of California. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

7. Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]


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The parties have duly executed this Agreement as of the date first written above.

NEXTRON COMMUNICATIONS, INC.



By: /s/  JEFF TABLAK
   --------------------------------
   Name: Jeff Tablak
   Title: C.E.O.



                                            EXECUTIVE



                                            /s/ ROBERT E. JAMES
                                            ------------------------------------
                                            [Executive Name]
                                            Robert E. James




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